Exhibit 10.33

AGREEMENT

This Agreement is entered into as of November 4, 1988 by and between Multiple Peptide Systems, a California Corporation, having a place of business at 10955 John Jay Hopkins Drive, La Jolla, CA 92121 (MPS) and Magainin Sciences Inc., a Delaware corporation having a place of business at 550 Pinetown Road, Fort Washington, Pa. 19034. (Magainin)

WHEREAS, MPS and Scripps Clinic and Research Foundation (Scripps) have entered into a License Agreement regarding Magainin Peptides by which MPS received certain exclusive rights and licenses; and

WHEREAS MPS desires to sub-license certain rights and licenses which MPS received from Scripps; and

WHEREAS Magainin desires to acquire such rights and licenses from MPS.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and MPS hereby agree as follows:

ARTICLE I — DEFINITIONS

1.1                               Scripps Proprietary Property. The term “Scripps Proprietary Property” shall mean any and all technology, now existing or hereafter arising in which SCRIPPS shall have a proprietary interest, including without limitation any idea, data, know-how, technique, method, process, use, composition, .skill, confidential information, trade secret or configuration of any kind, whether or not any such information would be enforceable as a trade secret, the copying of which would be enjoined or restrained by a court as constituting unfair competition, or is eligible for protection under the patent laws of the United States or elsewhere.

1. 2                            Scripps Technology. The term “Scripps Technology” shall mean the Scripps Proprietary Property more particularly described in Scripps Disclosure No. 88-10, entitled “Improved Antibacterial Activity of Analogs of Magainin”, invented by Drs Richard A. Houghten and Julio H. Cuervo, dated February 2, 1988, or otherwise relating to the subject matter described in such disclosures and existing as of the date set forth in the preamble hereof.

1. 3                            Scripps Improvement. The term “Scripps Improvement” shall mean any improvement to Scripps Proprietary Property, including without limitation any improvement to Scripps Technology, consisting of such further or additional processes and technology as shall hereafter arise relating to the Scripps Technology which is developed, discovered, or invented during the term of this Agreement by Scripps, its employees or its agents.

1 4                               Scripps Invention. The term “Scripps Invention” shall mean any invention using Scripps Technology and Scripps Improvement.

1. 5                            Scripps Patent Rights. The term “Scripps Patent Rights” shall mean one or more United States and foreign patents and applications in part arising out of any Scripps Invention and all continuations, divisionals, continuations-in-part, reissues, re-examinations, and extensions thereof.

1. 6                            Licensed Product. The term “Licensed Product” shall mean any product which cannot be developed, manufactured, used or sold without utilizing Scripps Patent Rights, or without using any Scripps Proprietary Property as related to Scripps Technology not otherwise includable within Scripps Patent Rights

1.7                               Confidential Information. The term “Confidential Information” shall mean any and all information encompassed within Scripps Proprietary Property which may be delivered by Scripps to MPS at any time and from time to time during the term hereof.

1.8                               Valid Claim. “Valid Claim” shall mean a claim of an issued patent which has not lapsed, become abandoned or dedicated to the public or been declared or rendered invalid or unenforceable by reason of reissue, reexamination, disclaimer or final judgment by a court of competent jurisdiction from which no appeal can be or is taken.

1.9                               Net Sales. The term “Net Sales” shall mean the gross amount invoiced by Magainin on all sales of Licensed Products, less (a) discounts actually allowed, (b) credits for claims, allowances, retroactive price reductions or returned goods, (c) prepaid freights, (d) sales taxes or other governmental charges actually paid in connection with the sale (but excluding what is commonly known as income taxes), and (e) brokerage, commissions and other fees paid to others for in connection with sales of Licensed Products. For purposes of determining Net Sales, a sale shall be deemed to have occurred when payment is received for the sale.

1.10                        Scripps Agreement shall mean the license agreement dated October 20, 1988 regarding Magainin Peptides by and between Scripps and MPS and designated AU88-19.

ARTICLE II - LICENSE GRANT

2 .1                            Sub-License. MPS hereby grants to Magainin an exclusive, worldwide license to Scripps Patent Rights and to Scripps Invention, including the right to sublicense, to make to have made, to use, and to sell Licensed Products.

2.2                               Magainin agrees that the sub-license and rights granted hereunder are subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions and other provisions of the Scripps Agreement.

ARTICLE III — ROYALTIES

3.1                               Royalty. Magainin shall pay to MPS a royalty on all Net Sales in an amount equal to five percent (5%) of the Net Sales (“Royalty”) of the Licensed Product.

3.2                               Royalty on Valid Claim. Magainin shall pay MPS a royalty of 5% on all Net Sales of Licensed Product covered by a Valid Claim of Scripps Patent Rights.

3. 3                            Other Royalty. In the event that in any county, a Licensed Product is not covered by a Valid Claim of Scripps Patent Rights, in each such country, Magainin shall pay a royalty of 5% on all Net Sales of Licensed Products but only for as long as no third party in such country markets or sells a product substantially the same as or similar to such Licensed Product for which Scripps has no cause of action for infringement.

3.4                               Maximum Royalty. Upon payment of royalties to MPS by Magainin hereunder in an aggregate amount equal to twenty-five million dollars, thereafter the licenses and rights granted hereunder shall be royalty free.

3.5                               Quarterly Payments. Royalties shall be payable to MPS on a quarterly basis, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales during each calendar quarter, commencing with the calendar quarter in which the first commercial sale of the Licensed Product is made.

3. 6                            Duration of Royalty Obligations. Royalty obligations of Magainin shall terminate on a country-by-country basis in each country in which Licensed Products are sold pursuant to a valid claim, with the expiration of the last to expire of Scripps Patent Rights utilized by or in the Licensed Product in such country, or after a period of ten (10) years from the date of first sale of the Licensed Product in any such country where there are no Valid Claims of Scripps Patent Rights which cover Licensed Product.

3.7                               Reports. Magainin shall furnish to MPS, at the same time as each royalty payment is made, a detailed written report of the Net Sales of the Licensed Product and the royalty due and payable, on a country-by-country basis, for the calendar quarter upon which the royalty payment is based.

3.8                               Records. Magainin shall keep full, complete and proper records and accounts of its sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales to be determined. MPS shall have the right at its own expense to appoint an independent certified public accounting firm approved by Magainin, which approval shall not be unreasonably withheld, to audit Magainin’s records which are necessary to verify the royalties payable pursuant to this Agreement. Such audit shall be at MPS expense; provided, however, that if the audit disclosed that MPS was underpaid royalties by at least ten percent (10%) for any calendar quarter, then Magainin shall reimburse to MPS any such reasonable audit costs, together with an amount equal to the additional royalties to which MPS is entitled as disclosed by the audit. MPS may exercise its right no more frequently than once in any calendar year. The accounting firm shall disclose to MPS only information relating solely to the accuracy of the royalty payments. Magainin shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter for which the record applies.

3.9                               Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to MPS in United States Dollar Equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted by the (Bank or Company) for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into United States Dollar Equivalent of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of MPS or its nominee in any commercial bank or trust company of MPS’ choice located in that country, prompt notice of which shall be given by Magainin to MPS.

3.10                        Foreign Taxes. Any tax required to be withheld by Magainin under the laws of any foreign country for the account of MPS, shall be promptly paid by Magainin for and on behalf of MPS to the appropriate governmental authority, and shall use its best efforts to furnish MPS with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate government authority. Any such tax actually paid on MPS’ behalf shall be deducted from royalty payments due MPS.

ARTICLE IV - OBLIGATIONS RELATED TO COMMERCIALIZATION

4.1                               Commercial Development Obligation. In order to maintain the license granted hereunder in force, Magainin shall use reasonable efforts and due diligence to develop the Scripps Patent Rights which are licensed into a commercially feasible Licensed Product. In the event that Magainin does not file an IND within five years from the date of this Agreement, Magainin shall pay an annual fee of fifty thousand dollars for each year thereafter until an IND is filed. Magainin shall keep MPS generally informed as to Magainin’s progress in the development, including its efforts, if any, to sublicense the Scripps Patent Rights, by delivery to MPS of an annual written report and such other reports as MPS may reasonably request. If MPS has a reasonable basis to believe that Magainin is not using reasonable efforts and due diligence to commercially develop the Licensed Product, upon notice by MPS to Magainin which specifies the basis for MPS belief, Magainin and MPS shall negotiate in good faith to attempt to mutually resolve the issue. In the event MPS and Magainin cannot agree upon any matter related to MPS’s commercial development obligations, the parties agree to utilize arbitration pursuant to Section 12.2 in order to resolve the matter.

4. 2                            Foreign Registration. Magainin agrees to register this Agreement with a foreign governmental agency whenever required to do so by the foreign country’s law, and agrees to pay all costs and legal fees in connection therewith, and to otherwise ensure that the local foreign laws affecting this Agreement are fully satisfied.

4. 3                            Governmental Approvals and Marketing of Licensed Product. Magainin shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution and use of any Licensed Product, at Magainin’s expense, including without limitation, any safety studies. Magainin shall have sole responsibility for any warning labels, packaging, instructions as to use, and quality control as to any Licensed Product.

4.4                               Product Liability Indemnity. Magainin hereby agrees to indemnify and defend SCRIPPS and its trustees, officers, employees and scientists from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or as to the use of any Scripps Patent Rights pursuant to rights or obligations of Magainin under this Agreement. Said indemnity and defense obligation shall apply to any claims made by employees, subcontractors, sublicensees, or other agents of Magainin as well as any member of the general public. Magainin shall use its best efforts to have Scripps, its trustees, officers, employees and scientists named as additional insured parties on any products liability insurance policy maintained by Magainin applicable to each Licensed Product.

4.5                               U.S. Manufacture. To the extent required by applicable United States law, if at all, Magainin agrees that each Licensed Product will be manufactured in the United States, or its territories, subject to such waivers as may be required, if at all, from the U.S. Department of Health and Human Services;, or its designee. In the event any such applicable law interferes with Magainin’s efforts to develop the Licensed Product for commercial use, Magainin shall be excused from any obligations under Section 4.1 and such interference shall be taken into account in the royalties therefor.

4.6                               Patent Marking. To the extent required by applicable law, Magainin shall mark Licensed Products or their container in accordance with the patent marking laws of the country in which the Licensed Products are manufactured, used, or sold.

4.7                               No Use of Name. The use of the name “Multiple Peptide Systems” or “SCRIPPS CLINIC AND RESEARCH FOUNDATION”, or any variation thereof, in connection with the advertising or sale of the Licensed Product is expressly prohibited.

ARTICLE V - SUBLICENSE

5.1                               Sublicense. Magainin shall have the right to grant sublicenses to any party with respect to any rights conferred upon Magainin under this Agreement, provided however, that (i) any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination, provisions, and other provisions contained in this Agreement, and (ii) each such sublicensee, and the form and such sublicense, shall have received the prior written approval of SCRIPPS, which approval shall not be unreasonably withheld. Magainin shall pay or cause the sublicensee to pay MPS the same royalties on all Net Sales of the sublicensee the same as if said Net Sales had been made by Magainin. Additionally, in the · event of any compensation payable by a sublicensee to Magainin in excess of the royalties otherwise payable by Magainin to MPS, then Magainin shall divide such excess compensation equally between Magainin and MPS, and shall pay MPS promptly upon receipt of such compensation from the sublicensee. Each sublicensee shall report its Net Sales to MPS through Magainin which Net Sales shall be aggregated with any Net Sales upon which royalties are to be paid to MPS.

ARTICLE VI — WARRANTIES

6.1                               Warranty of Title. No Other Warranties. MPS hereby warrants and represents that it has the full right and power to grant the exclusive license, with the right of sublicense, as set forth in this Agreement. MPS shall make no other warranties concerning the Scripps Patent Rights covered by this Agreement. MPS makes no expressed or implied warranty of merchantability or fitness for a particular purpose as to any Licensed Product. MPS makes no warranty or representation as to the validity or scope of the Scripps Patent Rights or that any

Licensed Product will be free from an infringement of patents of third parties, or that no third parties are in any way infringing Scripps Patent Rights.

ARTICLE VII - INTERESTS IN SCRIPPS RIGHTS

7.1                               Preservation of Title. Magainin acknowledges that Scripps shall retain full ownership and title to Scripps Patent Rights and that Scripps shall use its best efforts to preserve and maintain said full ownership and title.

7.2                               Governmental Interest. Magainin acknowledges that Scripps has received and expects to continue to receive funding from the United States Government in support of Scripps’ research activities. Magainin acknowledges and agrees that its rights and obligations pursuant to this Agreement with respect to Scripps Patent Rights, as applicable, shall be subject to Scripps’ obligations and the rights of the United States Government, if any, which arise or result from Scripps’ receipt of research support from the United States Government.

7.3                               Reservation of Rights. Magainin acknowledges that Scripps reserves the right to use any of Scripps Patent Rights solely for SCRIPPS own education and research purposes, without Scripps being obligated to pay Magainin any royalties or other compensation related thereto.

ARTICLE VIII - PATENT MATTERS

8.1                               Patent Prosecution and Maintenance. For each Scripps Invention, Scripps 1mprovement, and Licensed Product for which MPS or Magainin requests Scripps to file a patent application or for which Scripps elects to file a patent application. It is acknowledged that Scripps shall direct, control, and diligently conduct the patent application process (including interferences and foreign oppositions) and such process as appropriate for extension, renewal or other maintenance of each resulting patent, subject to such requirements, limitations and conditions as are expressly set forth in this Agreement. Scripps shall select the patent attorney, subject to Magainin’s and MPS written approval of such patent attorney, which approval shall not be unreasonably withheld. Magainin shall have full rights of consultation with the patent attorney with respect to a patent application or patents for a Scripps Invention or Licensed Product for which Magainin has rights hereunder. MPS shall use its best effort to implement all reasonable requests made by Magainin with regard to the patent application and maintenance processes for a Scripps Invention, Scripps Improvement or Licensed Product.

8.2                               Provision of Information to Magainin. MPS shall keep Magainin informed with regard to the patent application and maintenance processes. MPS shall promptly deliver to Magainin copies of all patent applications, amendments, related correspondence, and other related matters.

8.3                               Patent Costs. Magainin shall pay MPS for all reasonable expenses incurred in preparing, filing and prosecuting patent applications and maintaining patents which are obtained for each Scripps Invention, Scripps Improvement or Licensed Product for which MPS requests Scripps to file a patent application at the request of Magainin or Scripps elects to file. Magainin agrees to pay said expenses within ninety (90) days after receipt of an itemized invoice therefor. Magainin may elect to cease paying for further patent expenses for a Scripps Invention, Scripps Improvement or Licensed Product, and thereupon Magainin license hereunder to the Scripps Invention, Scripps Improvement for Licensed Product in the country of concern shall terminate. Magainin shall give at least sixty (60) days· prior written notice of such election. With respect to each Scripps Invention, Scripps Improvement for which Magainin obtains a license hereunder, Magainin may deduct from its royalty payments due to MPS pursuant to this Agreement an amount equal to the expenses paid by Magainin pursuant to this section, provided that, for any calendar quarter Magainin may not deduct more than fifty percent (50%) of the royalties payable for the calendar quarter for reimbursement for said expenses.

8.4                               Ownership. Each patent application filled and patent obtained for each Scripps Invention, Scripps Improvement or Licensed Product shall be owned solely by Scripps and assigned to Scripps and shall be deemed a part of Scripps Patent Rights.

8.5                               MPS’ Right to Pursue Patent. If, at any time during the Agreement Term, Magainin’s rights with respect to a Scripps Invention, Scripps Improvement or Licensed Product are terminated, pursuant to Section 8.4, MPS shall have the right to take whatever action MPS deems appropriate to obtain or maintain the corresponding patent protection at, its own expense. If MPS pursues patents under this section, Magainin agrees to cooperate fully, including by providing at no charge to Scripps, all appropriate technical data and executing all necessary legal documents.

8.6                               Infringement Actions. Magainin shall have the sole right to prosecute at its discretion, any and all infringement of any Scripps Patent Rights to which Magainin obtains rights hereunder and to defend all charges of infringement arising as a result of said Scripps Patent Rights, and to enter all settlements, judgments, or other arrangements respecting the same all at its own expense; provided, however, that Scripps shall permit any action to be brought in its name if required by law, and Magainin shall hold Scripps and MPS harmless from any costs, expense or liability respecting all such infringements or charges of infringement. Any damages or other recovery from such infringement actions in excess of the expenses and costs incurred by Magainin in connection with such action shall be allocated as follows: (i) eighty percent (80%) to Magainin and (ii) twenty percent (20%) to Scripps. Scripps agrees to provide reasonable assistance of a technical nature that may be required in any litigation arising in accordance with the provisions of this section. In the event Magainin elects not to prosecute any such infringement, Magainin shall notify Scripps promptly and thereafter Scripps shall have the right to prosecute such infringement on its own behalf.

ARTICLE IX - CONFIDENTIALITY AND PUBLICATION

9.1                               Confidential Information. Magainin recognizes the proprietary interests and rights of Scripps in the Scripps Patent Rights, including any technical information which may be disclosed to Magainin from time to time pursuant to this Agreement. Magainin agrees to keep confidential all such information, excepting only (a) information which at the time of the disclosure is in the public domain, or (b) information which thereafter becomes part of the public domain without violation by Magainin or its agents of this section, or (c) information which was received by Magainin from a third party having the legal right to transmit the same to Magainin, or (d) information which MPS independently develops without the reliance on any information received from Scripps, or (e) information which Magainin is required by law to provide. MPS and Scripps shall likewise maintain the confidentiality of such information, subject to the same exceptions as set forth above. This covenant of confidentiality shall remain in full force and effect notwithstanding the expiration or other termination of this Agreement.

9.2                               Publications. The parties agree that each party shall have a right to publish in accordance with its general policy. However, prior to their publication, a party proposing to publish shall submit to the other party copies of proposed publications which contain subject matter relating to a Scripps Improvement, Scripps Patent Rights, or a Licensed Product, and afford the other party a reasonable opportunity to review the publications. Upon timely written request by the other party, the party proposing to publish shall delay any such publication until the preparation and filing of a patent application pursuant to Section 8.2.

9.3                               Publicity. Except as otherwise provided herein or required by law, no party shall originate any publicity, news release or other public announcement, written or oral, whether in the public press, or stockholders’ reports, or otherwise, relating to this Agreement or to any License Agreement, or to the performance under any such agreements, without the prior written approval of the other parties, which approval shall not be unreasonably withheld.

ARTICLE X - TERM AND TERMINATION

10.1                        Term. Unless terminated sooner in accordance with the terms herein, the term of the license granted pursuant to this Agreement shall expire and this Agreement shall terminate upon the termination of Magainin’s royalty obligations hereunder.

10.2                        Termination Upon Default. In the event of default by a party (“Defaulting Party”), the other party (“Non-Defaulting Party”) may give the Defaulting Party written notice of the default and the election to terminate this Agreement within sixty (60) days after receipt of the notice if, within said · time period, the Defaulting Party fails to resolve the default by (i) curing the default to the satisfaction of the Non-Defaulting Party, (ii) providing a written explanation satisfactory to the Non-Defaulting Party that a default has not occurred, or (ii) entering into a written agreement with the Non-Defaulting Party for the cure or other resolution of the default. Upon failure of the Defaulting Party to resolve the default as required, the Non-Defaulting Party may terminate this Agreement by giving written notice to the Defaulting Party, said termination to be effective upon the date specified in the notice. Such termination rights shall be in substitution for any other remedies that may be available to the party serving such notice against the party in default. Termination pursuant to this section shall not relieve the party in default from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

10.3                        Termination Upon Insolvency. This Agreement may be terminated by either party giving written notice of termination to the other party upon the bankruptcy or insolvency of said other party or the appointment of a receiver of any of the party’s assets, or the making by the party of any ’ assignment for the benefit of creditors, or the institution of any proceedings against the party under any bankruptcy or insolvency law. Termination shall be effective upon the date specified in the notice.

10.4                        Rights Upon Expiration. Upon the termination of this Agreement at its regularly scheduled expiration date, neither party shall have any further rights or obligations with respect to the Agreement, other than Magainin shall make any and all final reports and payments for the final quarter period. After any such regularly scheduled termination, without any further obligations whatsoever to SCRIPPS or MPS, Magainin shall be entitled to continue (i) utilizing the Scripps Patent Rights which were previously so licensed, and (U) manufacturing, using, and/or selling any Licensed Product which was the subject of the terminated Agreement.

10.5                        Rights Upon Termination. Upon any termination of this Agreement by either party prior to the regularly scheduled expiration date of this Agreement, the license granted thereunder shall terminate. Except as otherwise provided in this Agreement with respect to work-in-progress, upon such termination, Magainin shall have no further right to develop, manufacture or market the Licensed Product, or to otherwise use any of the Scripps Patent Rights which are covered by this Agreement. Upon any such termination, Magainin shall promptly return all materials, samples, documents, information, and any other matter which embody or disclose the Scripps Patent Rights, including Scripps Improvements, which were previously covered by this Agreement; provided, however, Magainin shall not be obligated to provide MPS with proprietary information which Magainin can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination.

10.6                        Work-In-Progress. Upon any termination of this Agreement Magainin shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by this Agreement which remain on hand as of the date of the termination, so long as Magainin pays to MPS the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

ARTICLE XI - ASSIGNMENT; SUCCESSORS

11.1                        Assignment. This Agreement shall not be assignable by either of the parties without the prior written consent of the other party except to a successor in interest to all or substantially all of the business assets of a party hereto. For purposes of this Article, the business assets of Magainin shall mean the business assets of one or more of the Magainin entities, which assets are specifically related to research, development, production and sale of a type of products in which Scripps Patent Rights may be utilized.

11.2                        Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of MPS and Magainin. Any such successor or assign in a party’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party.

ARTICLE XII - GENERAL PROVISIONS

12.1                        Independent Contractors. The relationship between MPS and Magainin is that of independent contractors. MPS and Magainin are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contacting parties. MPS shall have no power to bind or obligate Magainin in any manner, other than as is expressly set forth in this Agreement. Likewise, Magainin shall have no power to bind or obligate MPS in any manner, and as is expressly set forth in this Agreement.

12.2                        Arbitration. Any matter or disagreement which this Agreement specifies is to be resolved by arbitration shall be submitted to a mutually selected arbitrator to so decide any such matter or disagreement. The arbitrator shall conduct the arbitration in accordance with the Rules of the American Arbitration Association, unless the parties agree otherwise. If the parties are unable to mutually select an arbitrator, the arbitrator shall be selected · in accordance with the procedures of the American Arbitration Association. The decision and award rendered by the arbitrator shall be final and binding. Judgment upon the award may be entered in any court having jurisdiction thereof. Any arbitration pursuant to this section shall be held in San Diego, California, or such other place as may be mutually agreed upon in writing by the parties.

12.3                        Entire Agreement. This Agreement sets forth the entire agreements and understandings between the parties as to the subject matters set forth in said Agreement. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

12.4                        California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

12.5                        Headings. The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language containing in the particular article or section.

12.6                        Severability. If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected] or impaired thereby.

12.7                        No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party’s right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

12.8                        Name. Whenever there has been an assignment or a sublicense as permitted by this Agreement, the term Magainin as used in this Agreement shall also include and refer to such assignee and sublicensee ,.

12.9                        Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its attorneys’ fees and other costs incurred in connection with resolving said dispute or default.

12.10                 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the add1•ess set forth below, or (ii) three (3) business days after mailed by certified mail in the United States mails, postage prepaid and properly addressed, with return receipt requested. Notices shall be delivered to the respective parties as indicated:

For Magainin:                                                                                                                                                                                                                   Magainin Sciences Inc.

550 Pinetown Roard

Fort Washington, PA 19034

Attention: Barry Berkowitz

For MPS:                                                                                                                                                                                                                                             Multiple Peptide Systems

10955 John Jay Hopkins Drive

San Diego, CA 92121

12.11                 Compliance with U.S. Law. Nothing contained in this Agreement shall require or permit MPS or Magainin to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effective from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

MAGAININ SCIENCES INC.		MULTIPLE PEPTIDE SYSTEMS, INC .

By:	/s/ Berry Berkowitz	By:	/s/ Suzanne Pratt
	Barry Berkowitz		CFO
President

CONSENT AND AGREEMENT

Scripps Clinic and Research Foundation (Scripps) hereby consents and agrees to the terms and conditions of this Agreement by and between MPS and Magainin. Scripps agrees that if the Scripps Agreement is terminated for any reason whatsoever, if Magainin is not in default of this Agreement, this Agreement shall become a License Agreement by and between Scripps and Magainin.

SCRIPPS CLINIC AND RESEARCH
FOUNDATION
By:	/s/ Raymond Kahn
Raymond Kahn, PhD